Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2023 Third Quarter Results

BATON ROUGE, LA / ACCESSWIRE / October 19, 2023 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2023. Investar reported net income of $2.8 million, or $0.28 per diluted common share, for the third quarter of 2023, compared to net income of $6.5 million, or $0.67 per diluted common share, for the quarter ended June 30, 2023, and net income of $7.3 million, or $0.73 per diluted common share, for the quarter ended September 30, 2022.

On a non-GAAP basis, core earnings per diluted common share for the third quarter of 2023 were $0.33 compared to $0.67 for the second quarter of 2023 and $0.71 for the third quarter of 2022. Core earnings exclude certain items including, but not limited to, loss on sale or disposition of fixed assets, net, severance and loan purchase expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Strong Credit Quality

Investar has increased its focus on underwriting high quality credits that are less susceptible to effects from a potential economic downturn and continues to de-risk the portfolio by proactively exiting credit relationships that do not fit this strategy. As a result, credit quality has continued to improve as nonperforming loans were only $5.6 million, or 0.27% of total loans at September 30, 2023 compared to $7.0 million, or 0.34%, at June 30, 2023.

Loan Purchase Agreement

Investar entered into a loan purchase agreement to acquire commercial and industrial revolving lines of credit with an unpaid principal balance of approximately $163 million in two tranches. The purchase of the first tranche, consisting of revolving lines of credit with an unpaid principal balance of approximately $36 million, was completed in the third quarter. The purchase of the second tranche, consisting of revolving lines of credit with an unpaid principal balance of approximately $127 million, closed in the fourth quarter. The revolving lines of credit are variable-rate and short-term in nature with varying renewal terms.

Exit of Consumer Mortgage Origination Business

In an effort to focus more on its core business and optimize profitability, Investar made the strategic decision to exit its consumer mortgage origination business. Investar will retain and continue to service the existing consumer mortgage loan portfolio. Consumer mortgage loan products are generally long-term and fixed-rate and generally require a higher relative allowance for credit losses than other loan products. Consumer mortgage volumes have decreased to historical lows due to the combination of rising housing prices and interest rates and constriction of housing supply. As a result of this decision, Investar further optimized its workforce and will continue to dedicate resources to its more profitable business lines. The consumer mortgage portfolio was approximately $264.1 million at September 30, 2023 and is included in the 1-4 family loan category.

Investar’s President and Chief Executive Officer John D’Angelo commented:

“During the third quarter, we made several significant achievements towards our strategic goals. Most notably, we entered into the next phase of our digital transformation by executing on several pillars of our strategic goals.

As a result of our continuous efforts toward product consolidation, we agreed to acquire assets comprised wholly of variable-rate revolving lines of credit. These loans are to consumer finance lending companies that possess a history of high credit quality and provide opportunities to deepen the relationships through our expansive services including treasury management. After a thorough due diligence process, we hand-selected the loans that align with our desired credit profile. Moreover, we hired two new lenders with over 50 years of combined experience within this lending segment. The borrowers primarily consist of seasoned operating companies with tenured management teams who have experience through many economic cycles. Also, importantly, this transaction is accretive to our core financial metrics, immediately increasing expected per share returns to our stockholders. We believe these variable-rate products, combined with new loan production coming on at higher rates, will help to offset the margin pressure of higher funding costs.

Furthermore, as part of our strategy to optimize our balance sheet, we have made the decision to exit from the consumer mortgage origination business. The decision was based on a number of factors, including the steep decline in mortgage volumes and the negative outlook for mortgage lending coupled with our preference for shorter duration and better risk-adjusted return asset classes. We will retain and continue to provide excellent customer service to our existing mortgage customers.

Finally, we continue to execute on the evaluation and optimization of our physical branch and ATM footprint. As a result of our ongoing review, we ceased operation of 14 ATMs which will result in future cost savings while maintaining uninterrupted service to our valued customers.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 52,407 shares of our common stock during the third quarter well below tangible book value at an average price of $12.89 per share.

We believe Investar is well-positioned for a higher-for-longer interest rate environment but also poised to benefit from a potential decrease in rates. As we look forward, we are beginning a pivot from a growth strategy to a focus on consistent, quality earnings through the optimization of our balance sheet.”

Third Quarter Highlights

•	Credit quality continued to strengthen as nonperforming loans improved to 0.27% of total loans at September 30, 2023 compared to 0.34% at June 30, 2023.

•	Total loans increased $18.2 million, or 0.9%, to $2.10 billion at September 30, 2023, compared to $2.08 billion at June 30, 2023. Excluding the revolving lines of credit purchased in the third quarter of 2023, total loans decreased $17.6 million, or 0.8%, to $2.07 billion at September 30, 2023, compared to $2.08 billion at June 30, 2023.

•	The yield on the loan portfolio increased to 5.53% for the quarter ended September 30, 2023 compared to 5.44% for the quarter ended June 30, 2023.

•	Total revenues, or interest and noninterest income, for the quarter ended September 30, 2023 totaled $34.8 million, an increase of $0.3 million, or 1.0%, compared to the quarter ended June 30, 2023.

•	Total deposits increased $28.6 million, or 1.3%, to $2.21 billion at September 30, 2023, compared to $2.18 billion at June 30, 2023. Uninsured deposits were 34% of total deposits at September 30, 2023.

•	Investar entered into a loan purchase agreement to acquire commercial and industrial revolving lines of credit with an unpaid principal balance of approximately $163 million and total commitments of approximately $238 million in two tranches. The first and second tranches consist of unpaid principal balances of approximately $36 million and $127 million, respectively, and total commitments of $61 million and $177 million, respectively.

•	Investar exited its consumer mortgage origination business to focus more on its core business lines. Related severance expense was $0.1 million.

•	Investar converted its existing loan and deposit production office in Tuscaloosa, Alabama to a cashless branch designed to provide a dynamic and streamlined digital banking experience. This is Investar’s seventh branch in the Alabama market.

•	On July 19, 2023, Investar’s Board of Directors approved an additional 350,000 shares for repurchase under Investar’s stock repurchase program. Investar repurchased 52,407 shares of its common stock through the program at an average price of $12.89 during the quarter ended September 30, 2023, leaving 546,032 shares authorized for repurchase under the program at September 30, 2023.

Loans

Total loans were $2.10 billion at September 30, 2023, an increase of $18.2 million, or 0.9%, compared to June 30, 2023, and an increase of $97.3 million, or 4.9%, compared to September 30, 2022.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2023	6/30/2023	9/30/2022	$	%	$	%	9/30/2023	9/30/2022
Mortgage loans on real estate
Construction and development	$211,390	$197,850	$220,609	$13,540	6.8%	$(9,219)	(4.2)%	10.0%	11.0%
1-4 Family	415,162	414,380	391,857	782	0.2	23,305	5.9	19.7	19.5
Multifamily	102,974	80,424	57,306	22,550	28.0	45,668	79.7	4.9	2.9
Farmland	8,259	8,434	14,202	(175)	(2.1)	(5,943)	(41.8)	0.4	0.7
Commercial real estate
Owner-occupied	440,208	441,393	445,671	(1,185)	(0.3)	(5,463)	(1.2)	20.9	22.2
Nonowner-occupied	501,649	530,820	464,520	(29,171)	(5.5)	37,129	8.0	23.9	23.2
Commercial and industrial	411,290	399,488	397,759	11,802	3.0	13,531	3.4	19.6	19.8
Consumer	12,090	12,074	13,753	16	0.1	(1,663)	(12.1)	0.6	0.7
Total loans	$2,103,022	$2,084,863	$2,005,677	$18,159	0.9%	$97,345	4.9%	100%	100%

At September 30, 2023, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $851.5 million, an increase of $10.6 million, or 1.3%, compared to the business lending portfolio of $840.9 million at June 30, 2023, and an increase of $8.1 million, or 1.0%, compared to the business lending portfolio of $843.4 million at September 30, 2022. The increase in the business lending portfolio compared to June 30, 2023 and September 30, 2022 is primarily driven by the purchase of commercial and industrial revolving lines of credit described above, partially offset by lower loan demand due to higher rates.

Nonowner-occupied loans totaled $501.6 million at September 30, 2023, a decrease of $29.2 million, or 5.5%, compared to $530.8 million at June 30, 2023, and an increase of $37.1 million, or 8.0%, compared to $464.5 million at September 30, 2022. The decrease in nonowner-occupied loans compared to June 30, 2023 is primarily due to a reclassification of approximately $24.1 million nonowner-occupied loans to multifamily loans due to a change to the primary use of the property. The increase in nonowner-occupied loans compared to September 30, 2022 is due to organic growth.

Credit Quality

Nonperforming loans were $5.6 million, or 0.27% of total loans, at September 30, 2023, a decrease of $1.4 million compared to $7.0 million, or 0.34% of total loans, at June 30, 2023, and a decrease of $7.5 million compared to $13.1 million, or 0.65% of total loans, at September 30, 2022. The decrease in nonperforming loans compared to June 30, 2023 is mainly attributable to paydowns. Included in nonperforming loans are acquired loans with a balance of $1.9 million at September 30, 2023, or 35% of nonperforming loans.

On January 1, 2023, Investar adopted FASB ASC Topic 326 “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments” Update No. 2016-13. The ASU, referred to as the Current Expected Credit Loss (“CECL”) standard, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption, Investar recorded a one-time, cumulative effect adjustment to increase the allowance for credit losses by $5.9 million and reduce retained earnings, net of tax, by $4.3 million.

The allowance for credit losses was $29.8 million, or 534.1% and 1.42% of nonperforming and total loans, respectively, at September 30, 2023, compared to $30.0 million, or 429.6% and 1.44% of nonperforming and total loans, respectively, at June 30, 2023, and $23.2 million, or 176.6% and 1.15% of nonperforming and total loans, respectively, at September 30, 2022.

Investar recorded a negative provision for credit losses of $34,000 for the quarter ended September 30, 2023 compared to a negative provision for credit losses of $2.8 million and a provision for credit losses of $1.2 million for the quarters ended June 30, 2023 and September 30, 2022, respectively. The negative provision for credit losses in the quarter ended September 30, 2023 was primarily due to net recoveries. The negative provision for credit losses in the quarter ended June 30, 2023 was driven by net recoveries of $2.4 million, primarily attributable to recoveries on one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. The provision for credit losses for the quarter ended September 30, 2022 was due to organic loan growth.

Deposits

Total deposits at September 30, 2023 were $2.21 billion, an increase of $28.6 million, or 1.3%, compared to $2.18 billion at June 30, 2023, and an increase of $156.8 million, or 7.6%, compared to $2.05 billion at September 30, 2022.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2023	6/30/2023	9/30/2022	$	%	$	%	9/30/2023	9/30/2022
Noninterest-bearing demand deposits	$459,519	$488,311	$590,610	$(28,792)	(5.9)%	$(131,091)	(22.2)%	20.8%	28.8%
Interest-bearing demand deposits	482,706	514,501	624,025	(31,795)	(6.2)	(141,319)	(22.6)	21.8	30.4
Money market deposit accounts	186,478	158,984	251,213	27,494	17.3	(64,735)	(25.8)	8.4	12.2
Savings accounts	131,743	125,442	167,131	6,301	5.0	(35,388)	(21.2)	6.0	8.1
Brokered time deposits	197,747	153,365	—	44,382	28.9	197,747	—	9.0	—
Time deposits	751,240	740,250	419,704	10,990	1.5	331,536	79.0	34.0	20.5
Total deposits	$2,209,433	$2,180,853	$2,052,683	$28,580	1.3%	$156,750	7.6%	100%	100%

The increase in money market deposit accounts at September 30, 2023 compared to June 30, 2023 is primarily due to higher rates offered. The decrease in money market deposit accounts at September 30, 2023 compared to September 30, 2022 is primarily due to customers shifting into higher yielding interest-bearing deposit products as a result of rising interest rates. The increase in time deposits at September 30, 2023 compared to June 30, 2023 is primarily due to existing customer funds migrating from other deposit categories. The increase in time deposits at September 30, 2023 compared to September 30, 2022 is primarily due to organic growth and existing customer funds migrating from other deposit categories. Noninterest-bearing demand deposits and interest-bearing demand deposits decreased over the periods due to shifts by customers into higher yielding interest-bearing deposit products as a result of rising interest rates. Brokered time deposits increased to $197.7 million at September 30, 2023 from $153.4 million at June 30, 2023. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At September 30, 2023, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration is approximately 13 months with a weighted average rate of 5.02%.

Stockholders’ Equity

Stockholders’ equity was $208.7 million at September 30, 2023, a decrease of $9.6 million compared to June 30, 2023, and an increase of $3.0 million compared to September 30, 2022. The decrease in stockholders’ equity compared to June 30, 2023 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio, partially offset by net income for the quarter. The increase in stockholders’ equity compared to September 30, 2022 is primarily attributable to net income for the last twelve months, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio and the cumulative effect adjustment as a result of the adoption of the CECL standard, reflected in retained earnings.

Net Interest Income

Net interest income for the third quarter of 2023 totaled $17.5 million, a decrease of $0.9 million, or 5.0%, compared to the second quarter of 2023, and a decrease of $6.0 million, or 25.6%, compared to the third quarter of 2022. Total interest income was $33.2 million, $32.4 million and $27.0 million for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively. Total interest expense was $15.7 million, $14.0 million and $3.5 million for the corresponding periods. Included in net interest income for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022 is $36,000, $47,000, and $0.1 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for each of the quarters ended September 30, 2023 and September 30, 2022 are interest recoveries of $0.1 million. There were no interest recoveries for the quarter ended June 30, 2023.

Investar’s net interest margin was 2.66% for the quarter ended September 30, 2023, compared to 2.82% for the quarter ended June 30, 2023 and 3.77% for the quarter ended September 30, 2022. The decrease in net interest margin for the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023 was driven by a 28 basis point increase in the overall cost of funds, partially offset by a seven basis point increase in the yield on interest-earning assets. The decrease in net interest margin for the quarter ended September 30, 2023 compared to the quarter ended September 30, 2022 was driven by a 228 basis point increase in the overall cost of funds, partially offset by a 71 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 5.05% for the quarter ended September 30, 2023, compared to 4.98% for the quarter ended June 30, 2023 and 4.34% for the quarter ended September 30, 2022. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2023 was primarily attributable to a nine basis point increase in the yield on the loan portfolio, partially offset by a 10 basis point decrease in the yield on the taxable securities portfolio. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2022 was primarily driven by a 67 basis point increase in the yield on the loan portfolio and a 38 basis point increase in the yield on the taxable securities portfolio.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of Paycheck Protection Program (“PPP”) loans, adjusted net interest margin decreased to 2.64% for the quarter ended September 30, 2023, compared to 2.82% for the quarter ended June 30, 2023, and 3.72% for the quarter ended September 30, 2022. The adjusted yield on interest-earning assets was 5.03% for the quarter ended September 30, 2023 compared to 4.97% and 4.29% for the quarters ended June 30, 2023 and September 30, 2022, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 42 basis points to 2.73% for the quarter ended September 30, 2023 compared to 2.31% for the quarter ended June 30, 2023 and increased 237 basis points compared to 0.36% for the quarter ended September 30, 2022. The increase in the cost of deposits compared to the quarter ended June 30, 2023 resulted from both a higher average balance and an increase in rates paid on time deposits, a higher average balance of brokered time deposits, and an increase in rates paid on interest-bearing demand deposits and savings deposits. The increase in the cost of deposits compared to the quarter ended September 30, 2022 resulted from both a higher average balance and an increase in rates paid on time deposits, a higher average balance of brokered time deposits, and an increase in rates paid on interest-bearing demand deposits, partially offset by a lower average balance of interest-bearing demand deposits.

The cost of short-term borrowings decreased 12 basis points to 4.97% for the quarter ended September 30, 2023 compared to 5.09% for the quarter ended June 30, 2023 and increased 257 basis points compared to 2.40% for the quarter ended September 30, 2022. Beginning in the second quarter of 2023, the Bank began utilizing the Federal Reserve’s Bank Term Funding Program (“BTFP”) to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. The decrease in the cost of short-term borrowings compared to the quarter ended June 30, 2023 resulted primarily from the reduction of short-term advances from the FHLB and the increased utilization of short-term repurchase agreements. The increase in the cost of short-term borrowings compared to the quarter ended September 30, 2022 resulted from an increase in the Federal Reserve’s federal funds rate, which drives the costs of short-term borrowings under the BTFP and short-term advances from the FHLB.

The overall cost of funds for the quarter ended September 30, 2023 increased 28 basis points to 3.07% compared to 2.79% for the quarter ended June 30, 2023 and increased 228 basis points compared to 0.79% for the quarter ended September 30, 2022. The increase in the cost of funds for the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023 resulted from both a higher average balance and an increase in the cost of deposits, partially offset by both a lower average balance and a decrease in the cost of short-term borrowings. The increase in the cost of funds for the quarter ended September 30, 2023 compared to the quarter ended September 30, 2022 resulted from both a higher average balance and an increase in the cost of deposits and both a higher average balance and an increase in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the third quarter of 2023 totaled $1.6 million, a decrease of $0.4 million, or 20.9%, compared to the second quarter of 2023 and a decrease of $1.0 million, or 38.6%, compared to the third quarter of 2022.

The decrease in noninterest income compared to the quarter ended June 30, 2023 is driven by a $0.3 million increase in loss on sale or disposition of fixed assets and a $0.3 million decrease in other operating income, partially offset by a $0.1 million increase in the change in fair value of equity securities and a $0.1 million increase in service charges on deposit accounts. The decrease in other operating income is primarily attributable to a $0.2 million decrease in the change in the net asset value of other investments and a $0.1 million decrease in distributions from investments.

The decrease in noninterest income compared to the quarter ended September 30, 2022 is mainly attributable to a $0.3 million increase in loss on sale or disposition of fixed assets and a $0.7 million decrease in other operating income. The decrease in other operating income is primarily attributable to a $0.4 million decrease in the change in the net asset value of other investments and a $0.3 million decrease in derivative fee income.

Noninterest Expense

Noninterest expense for the third quarter of 2023 totaled $15.8 million, an increase of $0.5 million, or 3.5%, compared to the second quarter of 2023, and a decrease of $0.2 million, or 1.2%, compared to the third quarter of 2022.

The increase in noninterest expense for the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023 was primarily driven by a $0.1 million increase in salaries and employee benefits, a $0.2 million increase in professional fees, and a $0.2 million increase in other operating expenses. The increase in salaries and employee benefits is primarily due to severance related to Investar’s exit from its consumer mortgage origination business. Other operating expenses include, among other things, software expense, other real estate expense, FDIC assessments, bank security, and bank shares tax.

The decrease in noninterest expense for the quarter ended September 30, 2023 compared to the quarter ended September 30, 2022 is primarily a result of a $0.2 million decrease in depreciation and amortization and a $0.2 million decrease in occupancy, partially offset by a $0.1 million increase in salaries and employee benefits. The decreases in depreciation and amortization and occupancy are due to the sale of the Alice and Victoria, Texas branches in January 2023 and the closure of one branch location in the first quarter of 2023. The increase in salaries and employee benefits is primarily due to severance related to Investar’s exit from its consumer mortgage origination business.

Taxes

Investar recorded an income tax expense of $0.6 million for the quarter ended September 30, 2023, which equates to an effective tax rate of 17.4%, compared to effective tax rates of 18.7% and 18.9% for the quarters ended June 30, 2023 and September 30, 2022, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.28 for the quarter ended September 30, 2023, compared to basic and diluted earnings per common share of $0.67 for the quarter ended June 30, 2023, and basic and diluted earnings per common share of $0.74 and $0.73, respectively, for the quarter ended September 30, 2022.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2023, the Bank had 328 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of, accelerated fee income for PPP loans, interest recoveries, and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including risks and uncertainties caused by disruptions in the banking industry earlier this year, potential continued higher inflation and interest rates, supply and labor constraints, the wars in Ukraine and Israel and the ongoing COVID-19 pandemic;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2023;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may continue to be adversely impacted by the disruptions in the banking industry earlier this year causing bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•

changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

•

hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the wars in Ukraine and Israel or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) and in Part II Item 1A. “Risk Factors” in Investar’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the SEC.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2023	6/30/2023	9/30/2022	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$33,160	$32,396	$27,002	2.4%	22.8%
Total interest expense	15,691	14,009	3,535	12.0	343.9
Net interest income	17,469	18,387	23,467	(5.0)	(25.6)
Provision for credit losses	(34)	(2,840)	1,162	98.8	(102.9)
Total noninterest income	1,637	2,070	2,665	(20.9)	(38.6)
Total noninterest expense	15,774	15,241	15,967	3.5	(1.2)
Income before income tax expense	3,366	8,056	9,003	(58.2)	(62.6)
Income tax expense	585	1,509	1,699	(61.2)	(65.6)
Net income	$2,781	$6,547	$7,304	(57.5)	(61.9)

AVERAGE BALANCE SHEET DATA
Total assets	$2,736,358	$2,748,171	$2,621,611	(0.4)%	4.4%
Total interest-earning assets	2,603,837	2,611,172	2,468,357	(0.3)	5.5
Total loans	2,072,617	2,100,751	1,954,493	(1.3)	6.0
Total interest-bearing deposits	1,707,848	1,655,506	1,456,826	3.2	17.2
Total interest-bearing liabilities	2,026,587	2,013,482	1,772,960	0.7	14.3
Total deposits	2,170,373	2,145,629	2,069,603	1.2	4.9
Total stockholders’ equity	220,393	221,528	226,624	(0.5)	(2.7)

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.28	$0.67	$0.74	(58.2)%	(62.2)%
Diluted earnings per common share	0.28	0.67	0.73	(58.2)	(61.6)
Core Earnings(1):
Core basic earnings per common share(1)	0.33	0.67	0.71	(50.7)	(53.5)
Core diluted earnings per common share(1)	0.33	0.67	0.71	(50.7)	(53.5)
Book value per common share	21.34	22.21	20.78	(3.9)	2.7
Tangible book value per common share(1)	17.00	17.87	16.40	(4.9)	3.7
Common shares outstanding	9,779,688	9,831,145	9,901,078	(0.5)	(1.2)
Weighted average common shares outstanding - basic	9,814,727	9,880,721	9,965,374	(0.7)	(1.5)
Weighted average common shares outstanding - diluted	9,817,607	9,881,385	10,086,249	(0.6)	(2.7)

PERFORMANCE RATIOS
Return on average assets	0.40%	0.96%	1.11%	(58.3)%	(64.0)%
Core return on average assets(1)	0.47	0.97	1.08	(51.5)	(56.5)
Return on average equity	5.01	11.85	12.79	(57.7)	(60.8)
Core return on average equity(1)	5.87	11.98	12.46	(51.0)	(52.9)
Net interest margin	2.66	2.82	3.77	(5.7)	(29.4)
Net interest income to average assets	2.53	2.68	3.55	(5.6)	(28.7)
Noninterest expense to average assets	2.29	2.22	2.42	3.2	(5.4)
Efficiency ratio(2)	82.56	74.50	61.10	10.8	35.1
Core efficiency ratio(1)	79.98	74.21	61.63	7.8	29.8
Dividend payout ratio	35.71	14.93	12.84	139.2	178.1
Net recoveries to average loans	(0.01)	(0.11)	—	(90.9)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	9/30/2023	6/30/2023	9/30/2022	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.36%	0.40%	0.58%	(10.0)%	(37.9)%
Nonperforming loans to total loans	0.27	0.34	0.65	(20.6)	(58.5)
Allowance for credit losses to total loans	1.42	1.44	1.15	(1.4)	23.5
Allowance for credit losses to nonperforming loans	534.08	429.60	176.63	24.3	202.4

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	7.48%	7.93%	7.73%	(5.7)%	(3.2)%
Tangible equity to tangible assets(1)	6.05	6.48	6.20	(6.6)	(2.4)
Tier 1 leverage ratio	8.53	8.45	8.48	0.9	0.6
Common equity tier 1 capital ratio(2)	9.40	9.86	9.65	(4.7)	(2.6)
Tier 1 capital ratio(2)	9.79	10.28	10.08	(4.8)	(2.9)
Total capital ratio(2)	12.87	13.49	13.15	(4.6)	(2.1)
Investar Bank:
Tier 1 leverage ratio	10.05	9.96	9.84	0.9	2.1
Common equity tier 1 capital ratio(2)	11.53	12.11	11.70	(4.8)	(1.5)
Tier 1 capital ratio(2)	11.53	12.11	11.70	(4.8)	(1.5)
Total capital ratio(2)	12.78	13.36	12.77	(4.3)	0.1

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2023 and includes impact of commitments related to the purchase of second tranche of loans, which closed in the fourth quarter, on risk weighted assets.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2023	June 30, 2023	September 30, 2022
ASSETS
Cash and due from banks	$27,084	$34,697	$31,711
Interest-bearing balances due from other banks	36,584	31,082	4,302
Federal funds sold	—	128	—
Cash and cash equivalents	63,668	65,907	36,013

Available for sale securities at fair value (amortized cost of $481,296, $452,053, and $477,242, respectively)	404,485	389,583	413,186
Held to maturity securities at amortized cost (estimated fair value of $19,815, $17,913, and $8,951, respectively)	20,044	17,812	9,373
Loans	2,103,022	2,084,863	2,005,677
Less: allowance for credit losses	(29,778)	(30,044)	(23,164)
Loans, net	2,073,244	2,054,819	1,982,513
Equity securities	13,334	14,938	26,629
Bank premises and equipment, net of accumulated depreciation of $21,646, $21,886, and $21,421, respectively	44,764	45,925	50,327
Other real estate owned, net	4,438	4,137	2,326
Accrued interest receivable	13,633	12,661	11,915
Deferred tax asset	20,989	17,658	16,587
Goodwill and other intangible assets, net	42,496	42,677	43,360
Bank owned life insurance	58,425	58,068	57,033
Other assets	30,013	29,489	12,432
Total assets	$2,789,533	$2,753,674	$2,661,694

LIABILITIES
Deposits
Noninterest-bearing	$459,519	$488,311	$590,610
Interest-bearing	1,749,914	1,692,542	1,462,073
Total deposits	2,209,433	2,180,853	2,052,683
Advances from Federal Home Loan Bank	23,500	23,500	333,100
Borrowings under Bank Term Funding Program	235,800	235,800	—
Federal funds purchased	—	—	168
Repurchase agreements	13,930	5,183	—
Subordinated debt, net of unamortized issuance costs	44,296	44,272	44,201
Junior subordinated debt	8,602	8,574	8,484
Accrued taxes and other liabilities	45,255	37,135	17,358
Total liabilities	2,580,816	2,535,317	2,455,994

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,779,688, 9,831,145, and 9,901,078 shares issued and outstanding, respectively	9,780	9,831	9,901
Surplus	145,241	145,347	146,155
Retained earnings	114,148	112,344	100,247
Accumulated other comprehensive loss	(60,452)	(49,165)	(50,603)
Total stockholders’ equity	208,717	218,357	205,700
Total liabilities and stockholders’ equity	$2,789,533	$2,753,674	$2,661,694

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2023	June 30, 2023	September 30, 2022
INTEREST INCOME
Interest and fees on loans	$28,892	$28,513	$23,924
Interest on investment securities
Taxable	3,055	3,262	2,769
Tax-exempt	216	119	105
Other interest income	997	502	204
Total interest income	33,160	32,396	27,002

INTEREST EXPENSE
Interest on deposits	11,733	9,534	1,315
Interest on borrowings	3,958	4,475	2,220
Total interest expense	15,691	14,009	3,535
Net interest income	17,469	18,387	23,467

Provision for credit losses	(34)	(2,840)	1,162
Net interest income after provision for credit losses	17,503	21,227	22,305

NONINTEREST INCOME
Service charges on deposit accounts	806	746	820
Loss on sale or disposition of fixed assets, net	(367)	(58)	(103)
Gain on sale of other real estate owned, net	23	5	50
Servicing fees and fee income on serviced loans	2	4	17
Interchange fees	399	443	511
Income from bank owned life insurance	357	353	341
Change in the fair value of equity securities	22	(107)	(27)
Other operating income	395	684	1,056
Total noninterest income	1,637	2,070	2,665
Income before noninterest expense	19,140	23,297	24,970

NONINTEREST EXPENSE
Depreciation and amortization	900	919	1,087
Salaries and employee benefits	9,463	9,343	9,345
Occupancy	618	646	810
Data processing	888	827	861
Marketing	83	82	84
Professional fees	516	323	460
Other operating expenses	3,306	3,101	3,320
Total noninterest expense	15,774	15,241	15,967
Income before income tax expense	3,366	8,056	9,003
Income tax expense	585	1,509	1,699
Net income	$2,781	$6,547	$7,304

EARNINGS PER SHARE
Basic earnings per common share	$0.28	$0.67	$0.74
Diluted earnings per common share	0.28	0.67	0.73
Cash dividends declared per common share	0.10	0.10	0.095

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2023			June 30, 2023			September 30, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,072,617	$28,892	5.53%	$2,100,751	$28,513	5.44%	$1,954,493	$23,924	4.86%
Securities:
Taxable	442,556	3,055	2.74	460,765	3,262	2.84	466,012	2,769	2.36
Tax-exempt	25,493	216	3.35	17,235	119	2.77	16,528	105	2.50
Interest-bearing balances with banks	63,171	997	6.26	32,421	502	6.22	31,324	204	2.58
Total interest-earning assets	2,603,837	33,160	5.05	2,611,172	32,396	4.98	2,468,357	27,002	4.34
Cash and due from banks	27,734			30,326			33,291
Intangible assets	42,595			42,777			43,472
Other assets	92,108			94,467			98,936
Allowance for credit losses	(29,916)			(30,571)			(22,445)
Total assets	$2,736,358			$2,748,171			$2,621,611

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$668,732	$2,462	1.46%	$683,016	$2,013	1.18%	$887,040	$594	0.27%
Savings deposits	130,262	179	0.54	127,028	22	0.07	173,582	20	0.05
Brokered time deposits	159,244	1,990	4.96	151,370	1,870	4.95	—	—	—
Time deposits	749,610	7,102	3.76	694,092	5,629	3.25	396,204	701	0.70
Total interest-bearing deposits	1,707,848	11,733	2.73	1,655,506	9,534	2.31	1,456,826	1,315	0.36
Short-term borrowings	242,363	3,039	4.97	281,651	3,572	5.09	191,210	1,156	2.40
Long-term debt	76,376	919	4.77	76,325	903	4.74	124,924	1,064	3.38
Total interest-bearing liabilities	2,026,587	15,691	3.07	2,013,482	14,009	2.79	1,772,960	3,535	0.79
Noninterest-bearing deposits	462,525			490,123			612,777
Other liabilities	26,853			23,038			9,250
Stockholders’ equity	220,393			221,528			226,624
Total liability and stockholders’ equity	$2,736,358			$2,748,171			$2,621,611
Net interest income/net interest margin		$17,469	2.66%		$18,387	2.82%		$23,467	3.77%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2023			June 30, 2023			September 30, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,072,617	$28,892	5.53%	$2,100,751	$28,513	5.44%	$1,954,493	$23,924	4.86%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		—			—			58
Interest recoveries		118			—			121
Accretion		36			47			142
Adjusted loans	2,072,617	28,738	5.50	2,100,751	28,466	5.44	1,954,493	23,603	4.79
Securities:
Taxable	442,556	3,055	2.74	460,765	3,262	2.84	466,012	2,769	2.36
Tax-exempt	25,493	216	3.35	17,235	119	2.77	16,528	105	2.50
Interest-bearing balances with banks	63,171	997	6.26	32,421	502	6.22	31,324	204	2.58
Adjusted interest-earning assets	2,603,837	33,006	5.03	2,611,172	32,349	4.97	2,468,357	26,681	4.29

Total interest-bearing liabilities	2,026,587	15,691	3.07	2,013,482	14,009	2.79	1,772,960	3,535	0.79

Adjusted net interest income/adjusted net interest margin		$17,315	2.64%		$18,340	2.82%		$23,146	3.72%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2023	June 30, 2023	September 30, 2022
Tangible common equity
Total stockholders’ equity	$208,717	$218,357	$205,700
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,308	2,489	3,172
Trademark intangible	100	100	100
Tangible common equity	$166,221	$175,680	$162,340
Tangible assets
Total assets	$2,789,533	$2,753,674	$2,661,694
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,308	2,489	3,172
Trademark intangible	100	100	100
Tangible assets	$2,747,037	$2,710,997	$2,618,334

Common shares outstanding	9,779,688	9,831,145	9,901,078
Tangible equity to tangible assets	6.05%	6.48%	6.20%
Book value per common share	$21.34	$22.21	$20.78
Tangible book value per common share	17.00	17.87	16.40

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2023	6/30/2023	9/30/2022
Net interest income	(a)	$17,469	$18,387	$23,467
Provision for credit losses		(34)	(2,840)	1,162
Net interest income after provision for credit losses		17,503	21,227	22,305

Noninterest income	(b)	1,637	2,070	2,665
Loss on sale or disposition of fixed assets, net		367	58	103
Gain on sale of other real estate owned, net		(23)	(5)	(50)
Change in the fair value of equity securities		(22)	107	27
Change in the net asset value of other investments(1)		105	(78)	(305)
Core noninterest income	(d)	2,064	2,152	2,440

Core earnings before noninterest expense		19,567	23,379	24,745

Total noninterest expense	(c)	15,774	15,241	15,967
Severance(2)		(123)	—	—
Loan purchase expense(3)		(29)	—	—
Core noninterest expense	(f)	15,622	15,241	15,967

Core earnings before income tax expense		3,945	8,138	8,778
Core income tax expense(4)		686	1,522	1,659
Core earnings		$3,259	$6,616	$7,119

Core basic earnings per common share		0.33	0.67	0.71

Diluted earnings per common share (GAAP)		$0.28	$0.67	$0.73
Loss on sale or disposition of fixed assets, net		0.03	—	0.01
Gain on sale of other real estate owned, net		—	—	—
Change in the fair value of equity securities		—	0.01	—
Change in the net asset value of other investments(1)		0.01	(0.01)	(0.03)
Severance(2)		0.01	—	—
Loan purchase expense(3)		—	—	—
Core diluted earnings per common share		$0.33	$0.67	$0.71

Efficiency ratio	(c) / (a+b)	82.56%	74.50%	61.10%
Core efficiency ratio	(f) / (a+d)	79.98	74.21	61.63
Core return on average assets(5)		0.47	0.97	1.08
Core return on average equity(5)		5.87	11.98	12.46
Total average assets		$2,736,358	$2,748,171	$2,621,611
Total average stockholders’ equity		220,393	221,528	226,624

(1) Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.

(2) Adjustments to noninterest expense directly attributable to Investar’s exit from its consumer mortgage origination business, consisting of salaries and employee benefits.
(3) Adjustments to noninterest expense directly attributable to the purchase of loans, consisting of professional fees for legal and consulting services.
(4) Core income tax expense is calculated using the effective tax rates of 17.4%, 18.7% and 18.9% for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
(5) Core earnings used in calculation. No adjustments were made to average assets or average equity.